Exhibit 99.1

[terremark worldwide inc. logo]

Press Release

For Immediate Release

TERREMARK EXTENDS OPTION TO PURCHASE TECOTA

MIAMI, FLA. (October 1, 2004) – Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, today announced that the Company has exercised an option to extend the closing date from September 30, 2004 to October 11, 2004 of the previously announced purchase of 100% of the equity interest of its partners in the entity that owns the Technology Center of the Americas (TECOTA). The Company has the option to further extend this closing until November 1, 2004. Closing the transaction is contingent upon Terremark obtaining financing.

Under the terms of the agreement, Terremark will pay $40 million for 100% of the partnership interests in the Technology Center of the Americas, LLC and assume $35 million in debt.

TECOTA, located in downtown Miami, is a state-of-the-art, 750,000 sq. ft. fortress, where the NAP of the Americas currently resides on the second and third floor. TECOTA is an industry leading technology center designed and built for the sole purpose of housing mission-critical systems. The facility is built to disaster resistant standards with maximum-security features. Currently, TECOTA’s roster of tenants includes not only the NAP of the Americas, but also Global Crossing, e-life Group, Sprint and the City of Miami’s Downtown NET office.

About Terremark Worldwide, Inc.:

Terremark Worldwide Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Company Extends Option

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

For more information contact:

Terremark Worldwide Inc.
Sandra B. Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com

Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz
480-675-0400
jdiaz@rcgonline.com

Media Relations
Edelman
Monica Glukstad
305-358-5291
monica.glukstad@edelman.com

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